Exhibit 5.1


June 22, 2007
                                                    Mayer, Brown, Rowe & Maw LLP
                                                           71 South Wacker Drive
                                                    Chicago, Illinois 60606-4637

                                                         Main Tel (312) 782-0600
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                                                          www.mayerbrownrowe.com


Pactiv Corporation
1900 West Field Court
Lake Forest, IL 60045

Re:  Pactiv Corporation

Ladies and Gentlemen:

     We have acted as special counsel to Pactiv Corporation, a Delaware corporation (the "Company"), in connection with the offer and sale of $250,000,000 aggregate principal amount of its 5.875% notes due 2012 (the "2012 Notes") and $250,000,000 aggregate principal amount of its 6.400% notes due 2018 (the "2018 Notes" and, together with the 2012 Notes, the "Securities") as set forth in the Prospectus Supplement, dated June 20, 2007 (the "Prospectus Supplement"), as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended.

     The Securities will be issued under an Indenture, dated as of September 29, 1999, as previously supplemented, between the Company and The Bank of New York Trust Company, N.A. (successor in interest to JPMorgan Chase Bank, N.A.), as Trustee (the "Indenture"), to be further supplemented by one or more supplemental indentures relating to the Securities.

     As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company's Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, resolutions of the Company's Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Securities, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Securities will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general principles of equity.

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     We hereby consent to the filing of this opinion as an exhibit to the
Company's Current Report on Form 8-K.


                                        Very truly yours,

                                        /s/ Mayer, Brown, Rowe & Maw LLP

                                        MAYER, BROWN, ROWE & MAW LLP